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Exhibit 10.35

CLOUD PEAK ENERGY INC. ANNUAL INCENTIVE PLAN
(Effective                                    )

        1.    Purpose

        The purpose of the Annual Incentive Plan is to enhance Cloud Peak Energy Inc. and it's Subsidiaries' ability to attract, motivate, reward and retain employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company's stockholders by providing additional compensation to designated employees of the Company based on the achievement of performance objectives. To this end, the Annual Incentive Plan provides a means of annually rewarding participants primarily based on the performance of the Company and its Operating Units and secondarily based on the achievement of personal performance objectives. The adoption of this Plan as it relates to the Covered Executives after the Transition Period is subject to the approval of the stockholders of the Company.

        2.    Definitions

        (a)   "Award" shall mean the incentive award earned by a Participant under the Plan for any Performance Period.

        (b)   "Base Salary" shall mean the Participant's annual base salary (including overtime) paid by the Company and received by the Participant during the applicable Performance Period. Annual base salary does not include (i) Awards under the Plan, (ii) long-term incentive awards, (iii) signing bonuses or any similar bonuses, (iv) cash payments received pursuant to the Company's Profit Sharing and Savings Plan (if any), (v) imputed income from such programs as executive life insurance, or (vi) nonrecurring earnings such as moving expenses. The annual base salary is based on salary earnings before reductions for such items as contributions under Section 401(k) of the Internal Revenue Code of 1986, as amended. If a Participant receives an increase in annual base salary during the applicable Performance Period without a change in position, the new annual base salary shall be used in determining the Participant's Base Salary. However, if a Participant is promoted or changes positions during the Performance Period, then the Base Salary used for determining the Award shall be pro-rated to reflect the number of days during which such Participant was in each role.

        (d)   "Board" shall mean the Board of Directors of the Company.

        (e)   "CEO" shall mean the Chief Executive Officer of the Company.

        (f)    "Change in Control" means the occurrence of any of the following:

          (a)   An acquisition (other than directly from the Company) of any common stock, par value $0.01 per share, of the Company ("Common Stock") or other voting securities of the Company by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then outstanding Common Stock (provided, however, that an acquisition of common units of Cloud Peak Energy LLC shall not be considered an acquisition of Common Stock) or (ii) the combined voting power of the Company's then outstanding voting securities entitled to vote for the election of directors (the "Voting Securities"); provided, however, that, in determining whether a Change in Control has occurred, Common Stock or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or Cloud Peak Energy LLC or (B) any Related Entity

  (as hereinafter defined) of the Company or Cloud Peak Energy LLC, (ii) the Company, Rio Tinto plc, or any of their respective Related Entities, including through the exercise of a redemption right under the LLC Agreement or otherwise or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined); provided, however, that any acquisition by Rio Tinto plc or any Related Entity of Rio Tinto plc following the Rio Tinto Member Non-Approval Trigger Date pursuant to clause (ii) or (iii) shall not constitute a Non-Control Acquisition. A "Related Entity" of any Person or corporation shall mean any other corporation or other Person, a majority of the voting power, voting equity securities or equity interests of which is owned, directly or indirectly, by such Person or corporation.

          (b)   The individuals who, as of the Effective Date, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as defined below), the board of directors of (i) the corporation resulting from such Merger (the "Surviving Corporation"), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a "Parent Corporation") or (ii) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

          (c)   The consummation of:

            (i)    A merger, consolidation or reorganization with or into the Company, or a direct or indirect subsidiary of the Company, or any other similar transaction in which securities of the Company are issued (a "Merger"), unless the Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a Merger if:

              (A)  the stockholders of the Company immediately before such Merger own, directly or indirectly, including through one or more subsidiaries or entities, immediately following the Merger at least fifty percent (50%) of the outstanding common stock and the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

              (B)  the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

              (C)  no Person other than (1) the Company, another corporation that is a party to the agreement of Merger or, prior to the Rio Tinto Member Non-Approval Trigger Date, Rio Tinto plc, (2) any Related Entity of the Company or, prior to the Rio Tinto Member Non-Approval Trigger Date, Rio Tinto plc, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company, Cloud Peak LLC or any of their respective Related Entities or (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Common Stock or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the outstanding common stock or the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by a Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

            (ii)   A complete liquidation or dissolution of the Company; or

            (iii)  The sale or other disposition of all or substantially all of the assets of the Company to any Person (unless such sale or disposition is (A) to Rio Tinto plc prior to the Rio Tinto Member Non-Approval Trigger Date, (B) to a Related Entity of the Company or, prior to the Rio Tinto Member Non-Approval Trigger Date, a Related Entity of Rio Tinto plc, (C) to any subsidiary of the Company or (D) under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Company which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Stock or Voting Securities thereby increasing the percentage of the then outstanding Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur unless the Subject Person is (i) a Related Entity of the Company or (ii) prior to the Rio Tinto Member Non-Approval Trigger Date, Rio Tinto plc or a Related Entity of Rio Tinto plc.

        (g)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (h)   "Committee" shall mean the Compensation Committee of the Board.

        (i)    "Company" shall mean Cloud Peak Energy Inc., its successors and assigns.

        (j)    "Company Target," for any Performance Period, shall mean the one or more of the financial performance goals of the Company, or an Operating Unit, if applicable, as determined in accordance with Section 5. Company Targets shall include measures such as (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) EBITDA, (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market share, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, (xxiii) cost per ton or cost per unit, (xxiv) total material moved, (xxv) tons shipped, (xxvi) tire life improvement, (xxvii) increased truck, dragline or shovel OEE, (xxviii) effective equipment utilization, (xxix) achievement of savings from business improvement projects, (xxx) capital project deliverables, (xxxi) performance against environmental targets, (xxxii) safety performance and/or incident rate, (xxxiii) coal pricing targets, (xxxiv) coal sales targets, (xxxv) human resources management targets, including medical cost reductions and time to hire, (xxxvi) achievement of warehouse and purchasing performance measurements and (xxxvii) leverage ratios including debt to equity and debt to total capital. Company Targets may be expressed as a combination of Company and/or Operating Unit performance goals and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

        (k)   "Company Target Award Earned," for any Performance Period, shall mean the percentage of Target Awards earned based on the Company's and/or, if applicable, an Operating Unit's achievement of Company Target(s) for that Performance Period.

        (l)    "Covered Executives" shall mean, for any Performance Period, all Executive Officers and anybody the Committee determines should be a Covered Employee for purposes of this Plan.

        (m)  "Disability" shall mean permanent disability, as provided in the Company's long-term disability plan.

        (n)   "Effective Date" shall mean the date that the Plan is adopted by the Board.

        (o)   "Employee" shall mean any person (including an executive officer) employed by the Company or any of its Subsidiaries on a full-time, salaried exempt or salaried non-exempt basis. For purposes the Plan, a full-time employee shall be an employee who works 1,000 hours or more per year.

        (p)   "Executive Officer" shall mean an officer subject to Section 16 of the 1934 Act.

        (q)   "LLC Agreement" shall mean The Third Amended and Restated Limited Liability Company Operating Agreement of Cloud Peak Energy LLC, a Delaware limited liability company entered into as of            , 2009, by and between Rio Tinto Energy America Inc., a Delaware corporation, Kennecott Management Services Company, a Delaware corporation and the Company.

        (r)   "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

        (s)   "Operating Unit", for any Performance Period, shall mean a mine, Subsidiary or business group for which an income statement reflecting sales and operating income is produced.

        (t)    "Participant," any Performance Period, shall mean an Employee selected to participate in the Plan for such Performance Period.

        (u)   "Performance-Based Compensation" shall mean any Award that is intended to constitute "performance based compensation" within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

        (v)   "Performance Period" shall mean the fiscal year of the Company.

        (w)  "Person" shall mean a person within the meaning of Sections 13(d) and 14(d) of the 1934 Act.

        (x)   "Personal Performance Percentage," with respect to Participants (other than the Covered Executives after the Transition Period) for any Performance Period, shall mean the percentage based on the Participant's personal performance, as determined in accordance with Section 5(e) of the Plan.

        (y)   "Plan" shall mean this Cloud Peak Energy Inc. Annual Incentive Plan, as from time to time amended and in effect.

        (z)   "Retirement" shall mean retirement at or after age 65 or early retirement with the prior written approval of the Company.

        (aa) "Rio Tinto Member Non-Approval Trigger Date" shall have the meaning set forth in the LLC Agreement.

        (bb) "Schedules" for any Performance Period, shall mean the schedules described in Section 5(a) of the Plan.

        (cc) "Subsidiary" shall mean (i) a corporation as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, with the Company being treated as the employer corporation for purposes of this definition, (ii) Cloud Peak Energy LLC or (iii) any entity, whether or not incorporated, in which the Company or Cloud Peak Energy LLC directly or indirectly owns at least 50% or more of the total combined voting power of the entity's outstanding voting securities.

        (dd) "Target Award", for any Participant with respect to any Performance Period, shall mean the Participant's Base Salary multiplied by his or her Target Award Percentage.

        (ee) "Target Award Percentage" for any Participant with respect to any Performance Period, shall mean the percentage of the Participant's Base Salary that the Participant would earn as an Award for that Performance Period if each of the Company Target Award Earned and Personal Performance Percentage (if applicable) for that Performance Period is 100%, and shall be determined by the Committee with respect to Participants who are executive officers and the CEO with respect to all other Participants, based on the Participant's responsibility level or the position or positions held during the Performance Period; provided, however, that if any Participant held more than one position during the Performance Period, then the Committee or CEO, as applicable, may designate different Target Award Percentages with respect to each position and the Award will be pro-rated to reflect the number of days during which such Participant had each Target Award Percentage.

        (ff)  "Transition Period" means the period set forth in Treasury Regulation 1.162-27(f) during which the deduction limits of Section 162(m) of the Code do not apply.

        3.    Eligibility

        Generally, all Employees are eligible to participate in the Plan for any Performance Period. However, participation may be limited to those Employees who, because of their significant impact on the current and future success of the Company, the Committee or CEO selects, in accordance with Section 5 of this Plan, to participate in the Plan for that Performance Period.

        To be eligible to receive an Award in respect of any Performance Period an Employee shall (i) have had at least three months active tenure during such Performance Period, and (ii) be actively employed by the Company on the Award payment date, unless such termination of employment is for reasons set out in Section 8 of this Plan. The CEO may approve, for Participants other than executive officers and in accordance with Sections 7 and 8 of this Plan, exceptions for special circumstances.

        If an Employee becomes a Participant during a Performance Period, provided the Participant was hired on or before September 30 of the Performance Period, such Participant's Award will be prorated based on the number of days that he or she is a Participant, inclusive of the Participant's hire date, unless, with respect to Employees other than the Covered Executives after the Transition Period, the Committee otherwise determines.

        4.    Administration

        The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee with respect to Participants who are executive officers and by the CEO with respect to all other Participants. Each member of the Committee shall be an "outside director" within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code. The Committee and the CEO, as the case may be, shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine the Company's and, if applicable, each Operating Unit's Company Target(s) and each Participant's Target Award Percentage for each Performance Period, to approve all the Awards, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that, after the Transition Period, the Committee shall not be authorized to increase the amount of the Award payable to the Covered Executives that would otherwise be payable pursuant to the terms of the Plan but may in its sole discretion decrease the amount of an Award that would otherwise be payable to the Covered Executives pursuant to the terms of the Plan, and provided, further, that the Committee shall only exercise such discretion over the Plan and the Awards granted thereunder, to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Covered Executives' Award as Performance-Based Compensation.

        The Committee's and the CEO's administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, the Subsidiaries, their respective stockholders and all employees of the Company and the Subsidiaries, including the Participants and their respective beneficiaries.

        5.    Determination of Awards

        (a)   Prior to, or as soon as practicable following, the commencement of each Performance Period, the Committee with respect to Covered Executives and the CEO with respect to all other Employees shall determine the Employees who shall be Participants during that Performance Period and determine each Participant's Target Award Percentage. The Committee shall also establish the Company Target(s) for that Performance Period (which shall be established in writing by the earlier of (1) the date on which one-quarter of the Performance Period has elapsed or (2) the date which is 90 days after the commencement of the Performance Period, and in any event while the performance relating to the Company Target(s) remains substantially uncertain). The Participants, each Participant's Target Award Percentage and the Company Targets for each Performance Period shall be set forth on a Schedule. The Company shall notify each Participant of his or her Target Award Percentage and the applicable Company Targets for the Performance Period.

        (b)   Generally, a Participant earns an Award for a Performance Period based on the Company's and/or his or her Operating Unit's achievement of applicable Company Target(s). In addition, the Award for any Participant (other than a Covered Executive after the Transition Period) may be adjusted based on the Participant's Personal Performance Percentage. The Committee may determine that different Company Targets are applicable to different Participants, groups of Participants, Operating Units or groups of Operating Units with respect to a specific Performance Period. The Committee may also establish minimum threshold of Company or Operating Unit performance which must be achieved in order for any portion of an Award to be earned for that Performance Period, provided such threshold is established by the earlier of (1) the date on which one-quarter of the Performance Period has elapsed or (2) the date which is 90 days after the commencement of the Performance Period, and in any event while the performance relating to the Company Target(s) remains substantially uncertain. Notwithstanding the foregoing, if in any Performance Period a minimum threshold of Company and/or Operating Unit performance is established and the Company's and/or any Operating Unit's actual performance as measured against that minimum threshold would otherwise preclude the earning of Awards for that Performance Period, the Committee may upon consideration of the events of the Performance Period, determine that Awards may be earned by Participants (other than a Covered Executive after the Transition Period) for that Performance Period.

        (c)   The maximum Award any Participant may receive for any Performance Period is two times the Participant's Target Award Percentage for that Performance Period. Notwithstanding the foregoing sentence, the maximum award the Covered Executives may receive for any Performance Period is $2.5 million.

        (d)   Awards shall be earned by Participants in accordance with the following formula:

Target Award Percentage	x	Base Salary	x	Financial Target Award Earned	x	Personal Performance Percentage (other than the Covered Executives)

Where:

  •
  Target Award Percentage is as defined in Section 2(dd) of the Plan.

  •
  Base Salary is as defined in Section 2(b) of the Plan.

  •
  Company Target Award Earned is as defined in Section 2(n) of the Plan and is determined based on the Company's and/or, if applicable an Operating Unit's performance as measured against the applicable Company Target(s). With respect to Covered Executives, the Company Target Award Earned ranges from 0 to 200 percent, and for all other Participants, ranges from 0 to 133 percent.

  •
  Personal Performance Percentage ranges from 0 to 150 percent and is determined, in accordance with subsection (e) below.

        (e)    Personal Performance Percentage.    After the Transition Period the Covered Executives are not eligible for an adjustment based on personal performance. Each other Participant's performance shall be evaluated and a Personal Performance Percentage for such Participant shall be recommended for approval by the CEO. The Personal Performance Percentage may range from 0 to 150 percent to reflect the Participant's personal performance during the Performance Period; provided, however, that the application of this Section 5(e) shall not result in (i) the Participant's Award exceeding two times his or her or Target Award Percentage for the Performance Period, or (ii) an increase in the aggregate dollar amount of all Awards earned by all Participants for that Performance Period.

        6.    Changes to the Target Award Percentage

        The Committee, with respect to Participants who are Covered Employees, and the CEO, with respect to all other Participants, may at any time prior to the final determination of Awards change the Target Award Percentage of any Participant (other than the Covered Executives) or assign a different Target Award Percentage to a Participant (other than the Covered Executives) to reflect any change in the Participant's responsibility level or position during the course of the Performance Period.

        The Committee, with respect to Participants who are Covered Executives, and the CEO, with respect to all other Participants, may at the time Company Target(s) are determined for a Performance Period, or at any time prior to the final determination of Awards in respect of that Performance Period to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of the Award as Performance-Based Compensation, provide for the manner in which performance will be measured against the Company Target(s) (or to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of an Award as Performance-Based Compensation, may adjust the Company Target(s)) to reflect the impact of specified corporate transactions (such as a stock-split or stock dividend), special charges, foreign currency effects, accounting or tax law changes and other extraordinary or nonrecurring events.

        7.    Payment of Awards

        As soon as practicable after the close of a Performance Period and prior to the payment of any Award that is intended to constitute Performance-Based Compensation, the Committee, with respect to Participants who are Covered Executives, and the CEO, with respect to all other Participants, shall review each Participant's Award and certify in writing that the applicable Company Targets have been satisfied. Subject to the provisions of Section 8, (i) no payment shall be made to any Participant not employed on a payment date and (ii) each Award to the extent earned shall be paid in a single lump sum cash payment, as soon as practicable following the Performance Period, but in no event later than 120 days following the Performance Period. The Committee shall certify in writing the amount of the Covered Executives' Awards prior to payment thereof.

        If a Change of Control occurs, the Company shall, within 60 days thereafter, pay to each Participant in the Plan immediately prior to the Change of Control (regardless of whether the Participant remains employed after the Change of Control) an Award which is calculated assuming that all performance percentages are 100 percent, and such Award shall be prorated to the date of the Change of Control based on the number of days that have elapsed during the Performance Period through the date of the Change of Control.

        8.    Limitations on Rights to Payment of Awards

        (a)   A Participant, other than a Covered Executive, who terminates employment with the Company during or prior to the end of the Performance Period, due to the Participant's death, Disability or Retirement or such other special circumstances as determined by the CEO on a case by case basis, the Participant (or, in the event of the Participant's death, the Participant's estate, beneficiary or beneficiaries as determined under Section 9 of the Plan) shall remain eligible to receive a prorated portion of any earned Award, based on the number of days that the Participant was actively employed and performed services during such Performance Period, inclusive of the date of termination/death. In such cases, the pro-rata Award is calculated assuming on-target Company Target Award and an actual assessment of the Personal Performance Percentage through the date of termination/death and shall be payable within thirty (30) days of such termination/death.

        (b)   A Participant, other than a Covered Executive, who terminates employment with the Company due to the Participant's death, Disability or Retirement or such other special circumstances as determined by the CEO on a case by case basis, after the end of the Performance Period but prior to the payout of any Award, the Participant (or, in the event of the Participant's death, the Participant's estate, beneficiary or beneficiaries as determined under Section 9 of the Plan) shall remain eligible to receive a the full amount of any earned Award based on the actual performance for the Performance Period.

        (c)   Covered Executives who terminate employment due to death, Disability or Retirement following the end of the Performance Period shall be eligible to receive the full amount of any earned Award based on the actual performance for the Performance Period. If such termination occurs prior to the end of the Performance Period, the Award, based on the actual performance for the Performance Period, shall be pro-rated.

        9.    Designation of Beneficiary

        A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant's death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant's estate.

        10.    Stockholder Approval

        After the Transition Period, no award shall be paid to Covered Executives unless and until the Company's stockholders shall have approved the Plan and the Performance Goals as required by Section 162(m) of the Code.

        11.    Amendments

        The Committee may at any time amend (in whole or in part) this Plan. No such amendment which adversely affects any Participant's rights to or interest in an Award earned prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto.

        12.    Termination of the Plan

        The Committee may terminate this Plan (in whole or in part) at any time. In the case of such termination of the Plan, the following provisions of this Section 11 shall apply notwithstanding any other provisions of the Plan to the contrary:

          (i)    The Committee shall promulgate administrative rules applicable to Plan termination, pursuant to which each affected Participant (other than the Covered Executives) shall receive, with respect to each Performance Period which has commenced on or prior to the effective date of the Plan termination (the "Termination Date") and for which the Award has not yet been paid, the amount described in such rules and the CEO shall receive an amount equal to the amount his Award would have been had the Plan not been terminated (prorated for the Performance Period in which the Termination Date occurred), subject to reduction in the discretion of the Committee.

          (ii)   Each Award payable under this Section 11 shall be paid as soon as practicable, but in no event later than 120 days after the Termination Date.

        13.    Miscellaneous Provisions

        (a)   This Plan is not a contract between the Company and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is under any obligation to continue the Plan.

        (b)   A Participant's right and interest under the Plan may not be assigned or transferred, except as provided in Section 9 of the Plan, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the Plan to pay Awards with respect to the Participant.

        (c)   The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

        (d)   The Company shall have the right to deduct from Awards paid and any interest thereon, any taxes or other amounts required by law to be withheld.

        (e)   Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the executive officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or any of its Subsidiaries or to remove the individual from the employment of the Company or any of its Subsidiaries at any time, all of which rights and powers are expressly reserved.

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CLOUD PEAK ENERGY INC. ANNUAL INCENTIVE PLAN (Effective )